Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— October 21, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.064625 per unit, payable on November 17, 2014 to unitholders of record on October 31, 2014.  The distribution primarily represents oil production during the month of July 2014 and natural gas production during June 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	71,817	410,951	$95.80	$4.69
Prior Month	71,572	433,786	$96.61	$4.71

Oil cash receipts were consistent with the prior month and totaled $6.9 million.  Natural gas receipts decreased $0.1 million from the prior month, totaling $1.9 million, as a result of decreased sales volumes due primarily to one less production day in June and the timing of cash receipts.

Capital expenditures included in the current month distribution totaled $1.4 million and relate to expenses incurred during August 2014.  Of this amount, approximately $0.7 million related to the Wolfcamp activity in the Midland Basin.  Through August, capital incurred for projects in the Wolfcamp Rocker B program has totaled $16.1 million.

Monthly Net Profits Interest Calculation

The following displays the net profits interest calculation for the current month:

Gross profits:
Oil cash receipts	$6,880,172
Natural gas cash receipts	1,926,862
Total	8,807,034

Costs:
Direct operating expenses:
Lease operating expenses	3,214,000
Compression, gathering and transportation	228,000
Production, ad valorem and other taxes	545,000
Development expenses	1,443,000
Total	5,430,000

Net profits attributable to underlying properties	3,377,034
Percentage allocable to net profits interest	80%
Net profits from net profits interest	2,701,627
Net profits shortfall from prior month	(509,006)
Net profits to Trust from net profits interest	$2,192,621
Trust general and administrative expenses and cash withheld for expenses	(59,996)
Distributable income to unitholders	$2,132,625

As shown above, the distribution reflects the deduction of the net profits shortfall from the prior month.

Wolfcamp Production Results and Activity Update

In October, three additional Wolfcamp wells have been completed and are currently producing.  The Rocker B 52H, Rocker B 53H, and Rocker B 54H are currently producing; however, rates are not currently available.  Of the 20 gross well proposals received from Pioneer Natural Resources to date, 16 wells are currently producing, three are in various stages of completion, and one is drilling.

The following table displays the 24-hour peak gross flowback rate and 30-day IP rate for those wells for which 30-day rates have not yet been reported:

Well Name	First Production Date	24-Hour IP Rate (BOE/D)	30-Day IP Rate (BOE/D)
Rocker B 44H	8/13/2014	898	564
Rocker B 71H	8/11/2014	804	617
Rocker B 72H	8/5/2014	1,205	921

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	County & State	Enduro Working Interest
Rocker B 51H	Completing	Irion, TX	12.50%
Rocker B 60H	Drilling	Irion, TX	12.50%
Rocker B 61H	Waiting on Completion	Irion, TX	12.50%
Rocker B 62H	Waiting on Completion	Irion, TX	12.50%

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders.  The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period.  Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555